Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-8 No. 333-197726) pertaining to the Catalent, Inc. 2014 Omnibus Incentive Plan,
(2) Registration Statement (Form S-8 No. 333-228438) pertaining to the Catalent, Inc. 2018 Omnibus Incentive Plan and the Catalent, Inc. 2019 Employee Stock Purchase Plan, and
(3) Registration Statement (Form S-3 No. 333-233756) of Catalent, Inc. and in the related Prospectus;

of our reports dated August 30, 2021, with respect to the consolidated financial statements of Catalent, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Catalent, Inc. and subsidiaries included in this Annual Report (Form 10-K) of Catalent, Inc. and subsidiaries for the year ended June 30, 2021.
/s/ Ernst & Young LLP

Iselin, New Jersey
August 30, 2021